Exhibit 99.1

SCOLR Pharma, Inc. Reports Third Quarter 2008 Financial Results

Pivotal Phase III Trial Primary Endpoints Achieved for SCOLR’s 12-Hour Ibuprofen

BOTHELL, WA, November 7, 2008, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the three and nine months ended September 30, 2008.  The Company will host a live conference call today, November 7, 2008, at 11:30 a.m. (Eastern Standard Time).

Daniel O. Wilds, SCOLR Pharma's President and CEO, said, “We had a very productive third quarter making significant progress advancing our lead product candidates and securing additional non-dilutive operating capital while maintaining financial discipline.  Most importantly, yesterday we reported favorable top-line results from our pivotal Phase III trial to evaluate the safety and efficacy of our 12 hour CDT® 600 mg extended-release (ER) ibuprofen for the over-the-counter (OTC) market. The trial incorporated FDA special protocol assessment design elements, met both co-primary endpoints (p<0.0001), and had no significant adverse events.  This successful trial is an extremely important milestone for the Company. We expect that the successful results of this study will focus the attention of potential partners and facilitate an alliance for our lead product candidate.”

Also during the quarter, SCOLR submitted an Abbreviated New Drug Application (ANDA) for a 120 milligram 12-hour pseudoephedrine tablet based on our patented Controlled Delivery Technology (CDT®) platform. Subsequently, we reported that the U.S. FDA had accepted our submission for review. This is the first product approval application filed by SCOLR Pharma, and, if approved, would further demonstrate the novel advantages of our proprietary drug delivery technology.

The Company also completed its previously announced lease termination and buyout transaction under which we received $4.1 million and successfully relocated its corporate headquarters to a more cost effective and better equipped facility.”

Mr. Wilds concluded, “We are very encouraged by our achievement of important business and clinical milestones during the past quarter. By continuing to focus on partnering our lead product candidates, limiting additional drug development initiatives to those already partnered and in active collaborations, we expect that the net proceeds from the lease buyout and our current financial resources together with continuing expense management should be sufficient to fund our operations through 2009.”

Total revenues, which consist of royalty revenue from our collaboration agreements, increased 14%, or $28,834 to $236,308 for the three months ended September 30, 2008, compared to $207,474 for the same period in 2007. This increase is primarily due to higher royalty income from our relationship with Perrigo.

Total revenues decreased 55% or $968,013 to $781,435 for the nine months ended September 30, 2008, compared to $1.7 million for the same period in 2007. The higher total revenues for 2007 were primarily due to approximately $621,222 of research and development fees and licensing revenues from an agreement terminated in the first quarter of 2007.

Net income for the three months ended September 30, 2008, was $890,370 compared to a net loss of ($3.1) million for the same period in 2007.  Net loss for the nine months ended September 30, 2008, decreased 55%, or $3.9 million to $3.2 million, compared with a net loss of $7.1 million for the same period in 2007. The decrease in the net loss was primarily due to the $4.0 million net gain from the termination of the lease on our corporate facility.

In May 2008, we entered into an agreement to terminate the lease of our corporate facility for $4.1 million. Under the terms of the agreement, $1.0 million was paid upon execution of the agreement and the remaining $3.1 million was paid in September when we vacated our premises. We recognized in operating expense, the gain of $4.1 million and $116,867 of expense related to the new lease and our relocation to the new facility in September 2008.

Total operating expenses for the third quarter of 2008 were $(611,506), which included $4.0 million net lease termination gain, compared to $3.5 million in the same period in 2007. Total operating expenses decreased 55% to $4.2 million for the nine months ended September 30, 2008, from $9.4 million for the same period in 2007. The decreases in operating expenses were primarily due to the net gain of $4.0 million from the lease termination and surrender agreement associated with our corporate facility.

SCOLR had approximately $8.9 million in cash and cash equivalents, and $564,000 in restricted cash as of September 30, 2008. The Company is investing its cash and cash equivalents in government-backed securities.

Conference Call

As previously announced, SCOLR Pharma will host a conference call on November 7, 2008, at 11:30 a.m. (Eastern Standard Time). Shareholders and other interested parties may participate in the conference call by dialing +1-888-713-4215 (domestic) or +1 617-213-4867 (international) and entering access code 67625263, a few minutes before 11:30 a.m. EST on November 7, 2008. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.scolr.com.

A replay of the conference call will be accessible two hours after its completion through November 21, 2008, by dialing +1-888-286-8010 (domestic) or +1 617-801-6888 (international) and entering access code 60696221. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com or www.scolr.com.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our ability to fund our operations through 2009, the success of our products in the marketplace and in clinical trials and the availability of potential partners. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including unanticipated costs and expenses associated with our product development and clinical activities, reductions in our royalty revenues, our ability to successfully develop new formulations and complete research and development, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Financial Information

SCOLR Pharma, Inc.

BALANCE SHEET

	September 30, 2008 (Unaudited)	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$8,908,986	$11,825,371
Accounts receivable	244,214	225,900
Interest and other receivables	—	16
Prepaid expenses and other assets	323,407	432,213
Total current assets	9,476,607	12,474,500

Property and Equipment — net of accumulated depreciation of $1,213,775 and $964,738, respectively	502,510	748,931
Intangible assets — net of accumulated amortization of $443,435 and $385,452, respectively	522,403	464,023
Restricted cash	564,000	—
	$11,065,520	$13,687,454
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$324,890	$757,420
Accrued expenses	738,330	586,849
Current portion of term loan	85,831	80,047
Total current liabilities	1,149,051	1,424,316
Long-term portion of term loan	46,004	111,119
Total liabilities	1,195,055	1,535,435

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $.001 par value, 41,130,270 and 40,991,385 issued and outstanding as of September 30, 2008, and December 31, 2007, respectively	41,130	40,991
Additional paid-in capital	70,879,940	69,945,666
Accumulated deficit	(61,050,605)	(57,834,638)
Total stockholders’ equity	9,870,465	12,152,019
	$11,065,520	$13,687,454

SCOLR Pharma, Inc.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues
Licensing fees	$—	$—	$—	$173,077
Royalty income	236,308	207,474	781,435	955,149
Research and development income	—	—	—	621,222
Total revenues	236,308	207,474	781,435	1,749,448

Operating expenses
Marketing and selling	116,840	198,520	545,579	673,776
Research and development	2,307,103	2,236,852	4,387,636	5,410,226
General and administrative	947,684	1,017,177	3,242,614	3,305,918
	3,371,627	3,452,549	8,175,829	9,389,920
Facility lease termination
Gain from lease buyout	(4,100,000)	—	(4,100,000)	—
Expenses related to relocation and lease Buyout	116,867	—	116,867	—
Total facility lease buyout	(3,983,133)	—	(3,983,133)	—
Total operating expenses	(611,506)	3,452,549	4,192,696	9,389,920
Income or (loss) from operations	847,814	(3,245,075)	(3,411,261)	(7,640,472)

Other income (expense)
Interest income	45,858	160,080	205,530	550,402
Interest expense	(3,393)	(5,191)	(11,565)	(10,967)
Other	91	—	1,329	2,941
Total other income (expense)	42,556	154,889	195,294	542,376
Net income or (loss)	$890,370	$(3,090,186)	$(3,215,967)	$(7,098,096)
Net income (loss) per share, basic and diluted	$.02	$(0.08)	$(0.08)	$(0.19)
Shares used in computing basic net income (loss) per share	41,043,770	38,153,316	41,037,128	38,123,071
Shares used in computing diluted net income (loss) per share	41,561,623	38,153,316	41,037,128	38,123,071

Contact:
Investor Relations:
Cameron Associates
Kevin McGrath
212.245.4577
Kevin@cameronassoc.com